                                                                    EXHIBIT 99.1

NEWS RELEASE

                              CONTACT: PETER MONSON
                             CHIEF FINANCIAL OFFICER
                                 (617) 868-7455
                             Peterm@psychemedics.com

                       PSYCHEMEDICS CORPORATION ANNOUNCES
                   RECORD NET INCOME AND 2ND QUARTER RESULTS,
                           DECLARES QUARTERLY DIVIDEND

Cambridge, Massachusetts, August 3, 2004 -- Psychemedics Corporation (AMEX: PMD) today announced second quarter results for the period ending June 30, 2004. The Company also announced a quarterly dividend of $.08 per share, which will be paid on September 24, 2004 to shareholders of record on September 10, 2004.

The Company's second quarter revenue was $5,347,049, up 25% as compared to $4,266,767 in the second quarter of 2003. Net income was $964,040 or $.19 per share, up 142% from $398,781 or $.08 per share for the same period in 2003.

Raymond C. Kubacki, President and Chief Executive Officer, said, "We are pleased to be able to report substantial revenue and net income growth. We are particularly pleased that our net income for the second quarter represented a major record - it was the highest net income for any quarter since the Company's inception."

Kubacki continued, "We continue to add new accounts at a healthy pace and to demonstrate our ability to produce strong profit margins. We remain optimistic that the improving employment market will allow us to continue to record significant growth as our patented and FDA cleared hair test for drugs of abuse solidifies its place as the "gold standard" in the industry."

Kubacki concluded, "Our Directors have faith in the future of Psychemedics and believe that shareholders should be rewarded as the Company grows, as evidenced by the declaration of our 32nd consecutive quarterly dividend. The Company's balance sheet is strong with approximately $2.4 million of cash, no long-term debt and approximately $4.5 million of working capital."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.



The Psychemedics web site is WWW.DRUGTESTWITHHAIR.COM



Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

                                FINANCIAL SUMMARY
                                   (unaudited)
                                  June 30, 2004

                                      Three Months             Six Months
                                     Ended June 30,          Ended June 30,
                                    2004        2003        2004        2003
                                 ----------------------------------------------
Revenue                          $5,347,049  $4,266,767  $9,502,921  $7,924,334

Pre-tax Income                   $1,549,540  $  683,781  $2,285,028  $  863,120

Net Income                       $  964,040  $  398,781  $1,417,028  $  503,120

Basic and Diluted Net
Income Per Share                 $     0.19  $     0.08  $     0.28  $     0.10

Weighted Average Common
Shares Outstanding                5,126,907   5,213,572   5,126,907   5,213,946

Weighted Average Common
and Common Equivalent Shares
Outstanding, Assuming Dilution    5,130,138   5,219,402   5,131,470   5,220,721